SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT dated as of the 8th day July 2010 by and between Zion Oil & Gas, Inc. (the “Company”) and Sandra F. Green (the “Employee”).

WITNESSETH

WHEREAS, the Parties entered into an employment agreement dated February 1, 2009 (the "Employment Agreement"); and

WHEREAS, the Parties wish to terminate their relationship under the Employment Agreement in accordance with the terms and conditions hereto

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this agreement the Parties hereby agree as follows:

All capitalized terms not otherwise defined shall have the meaning set forth in the Employment Agreement.

1.           Representations and Undertakings by Employee In consideration of the undertakings by the Company contained herein, Employee hereby agrees, represents and covenants that Sections 3.7, 5, 7 through 11, 12.8, 12.9, 13 and 15 of the Employment Agreement shall continue in full force and effect in accordance with their terms. Notwithstanding Section 12.8 (Return of Property) of the Employment Agreement, the Employee is entitled to retain her laptop computer.

2.           Representations and Undertakings by the Company   In consideration of the undertakings by the Employee contained herein, Company hereby agrees, represents and covenants to pay to Employee forthwith deferred remuneration of Gross USD 20,003.00 and to pay all sums owing in accordance with and subject to Part 12.4 of the Employment Agreement (Gross US$16,667.00 per month until end of the first Renewal Term and for the avoidance, seven (7) monthly payments ending January 31, 2011).

3.           Termination of Agreements

3.1           Upon execution hereof by both Parties the Employment Agreement shall automatically and without any further action on the part of the Parties be terminated, except to the extent otherwise provided herein.

3.2           By her execution of this Agreement, and without any further action, Employee hereby resigns, effective immediately, from any positions she holds with the Company.

4.           Releases  The Employee shall sign the Waiver and Release of Claims agreement attached hereto as Appendix A in compliance with Section 12.6 of the Employment Agreement

5.           Reliance and Complete Agreement.  The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated herein. Moreover, this Agreement shall represent the complete and entire agreement between the parties, to the exclusion of any and all other prior or concurrent terms, written or oral.  No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

6.           Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.           Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.           Entire Agreement.  This Agreement may be executed in counterparts. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or agreement, written or verbal, among the parties with respect to the subject matter hereof.

9.           Governing Law; Jurisdiction and Forum.  This Agreement, its interpretation, validity, construction, enforcement and effect shall be governed by and construed under the laws of the State of Texas without reference or effect to the principles of conflict of laws. Each of the parties consents to the jurisdiction of the appropriate court in the County of Dallas in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

10.           Representations.     Each of Employee and the Companies acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

Zion Oil & Gas, Inc.

/s/ Richard Rinberg	/s/ Sandra F. Green
Richard Rinberg	Sandra F. Green
CEO

Appendix A
ZION OIL & GAS INC.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Zion Oil & Gas Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under my employment agreement with the Company, and subject to the fulfillment by the Company of its obligations under the Settlement Agreement with me dated as of this date, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge and understand that certain State Civil Codes provide as follows and which may apply to me: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Sandra F. Green

/s/ Sandra F. Green

Date: July 7, 2010